UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM 8-K
________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2023 (June 29, 2023)

MSA SAFETY INCORPORATED
(Exact name of registrant as specified in its charter)

Pennsylvania	1-15579	46-4914539
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1000 Cranberry Woods Drive
Cranberry Township,	Pennsylvania	16066-5207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 724-776-8600
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	MSA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 29, 2023, MSA Safety Incorporated (the “Company”) issued $50 million of its 5.25% Series B Senior Notes due July 1, 2028 (the “Notes) pursuant to an existing Second Amended and Restated Master Note Facility dated as of July 1, 2021, as amended (the “Note Agreement”), among the Company, NYL Investors LLC and the purchasers of notes named therein. The Notes bear interest at 5.25% per annum, payable semi-annually, and mature on July 1, 2028. The Notes provide for a principal payment of $25 million on July 1, 2027, with the remaining $25 million due on July 1, 2028. The Notes may be redeemed at the Company’s option prior to their maturity at a make-whole redemption price calculated as provided in the Note Agreement. The proceeds of the Notes were used on June 29, 2023, to pay down an equivalent amount of borrowings under the Company’s revolving credit facility with PNC Bank, National Association, as Administrative Agent.

The Note Agreement requires the Company to comply with specified financial covenants, including a requirement to maintain a minimum fixed charges coverage ratio of not less than 1.50 to 1.00 and a consolidated leverage ratio not to exceed 3.75 to 1.00 during 2023 and thereafter not to exceed 3.50 to 1.00; except during an acquisition period, defined as four consecutive fiscal quarters beginning with the quarter of acquisition, in which case the consolidated net leverage ratio shall not exceed 4.00 to 1.00; in each case calculated on the basis of the trailing four fiscal quarters. The net leverage ratio is defined as consolidated indebtedness less unencumbered cash exceeding $20 million, divided by consolidated earnings before interest, taxes, amortization and depreciation.

In addition, the Note Agreement contains negative covenants limiting the ability of the Company and its subsidiaries to incur additional indebtedness or issue guarantees, create or incur liens, make loans and investments, make acquisitions, transfer or sell assets, enter into transactions with affiliated parties, make changes in its organizational documents that are materially adverse to the noteholders or modify the nature of the Company's or its subsidiaries' business, subject to certain exceptions and limitations, including carve-outs and baskets. The Note Agreement also contains certain customary events of default, including defaults triggered by defaults on other debt. Upon a change in control, the Company is required to offer to prepay the entire unpaid principal amount of the Notes, together with accrued interest, plus a make-whole redemption amount calculated as provided in the Note Agreement. Under the Note Agreement, a change in control occurs if a person or group of persons acting in concert acquires beneficial ownership of 50% or more of the outstanding voting stock of the Company.

Reference is made to the Note Agreement, which is filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2022, for a more complete description of the representations, warranties, covenants and events of default applicable to the Notes.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, MSA Safety Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSA SAFETY INCORPORATED
(Registrant)

By	/s/ Richard W. Roda
Richard W. Roda
Vice President, Secretary and Chief Legal Officer
Date: July 5, 2023

EXHIBIT INDEX

Exhibit No.	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)